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                                                                 EXHIBIT 2.2



                                AMENDMENT NO. 1
                          TO ASSET PURCHASE AGREEMENT


         THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT is dated as of September 30, 1994 by and among Kinetic Concepts, Inc., KCI Therapeutic Services, Inc., MEDIQ Incorporated, PRN Holdings, Inc. and MEDIQ/PRN Life Support Services-I, Inc.


                                   BACKGROUND

         The parties hereto are parties to the Asset Purchase Agreement dated as of August 23, 1994 (the "Asset Purchase Agreement"). In accordance with
Section 12.8 of the Asset Purchase Agreement, the parties desire to amend certain provisions of the Asset Purchase Agreement immediately prior to the consummation of the Closing under the Asset Purchase Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein and in the Asset Purchase Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Capitalized terms used herein, unless separately defined herein, shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

         2. If the liabilities or obligations of Seller under the first Assumed Capital Lease referred to on Schedule 1.1.3 to the Asset Purchase Agreement (the Master Lease between Citicorp North America, Inc. and Seller, as successor by merger to Medirec, as amended and waived through and including as of September 30, 1994 (the "Citicorp Lease")), are accelerated as a result of any breach or default thereunder occurring on or after the Closing Date pursuant to Paragraph 16(B), (C) or (D) of the Citicorp Lease, then (i) Seller will immediately pay all obligations and liabilities under the Citicorp Lease resulting from such acceleration, and (ii) Buyer will pay to Seller the payments that would have been payable under the Citicorp Lease as and when such payments would have been due if no such breach or default had occurred.

         3. In the event of a default under the Citicorp Lease under Paragraphs 16(B), (C) or (D) thereof, Seller and KCI shall, upon request of Buyer, cooperate with Buyer and use all reasonable efforts to promptly obtain a waiver of such default from the Lessor thereunder.





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         4.      (a) Section 11.1 of the Asset Purchase Agreement is hereby amended by the insertion of the words "(including, without limitation, Holdings and MEDIQ)" immediately after the word "shareholders" appearing in such section.

                 (b) Schedule 2.4 to the Asset Purchase Agreement is hereby deleted and replaced in its entirety with Exhibit A hereto.

                 (c) Section 12.4 of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

         "12.4 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all transfer, sales, use, documentary and similar taxes and recording and filing fees incurred in connection with the transactions contemplated herein shall be borne by Buyer. Notwithstanding the fact that Buyer, First PRN, MEDIQ or any other Affiliate of MEDIQ may, in order to facilitate the delivery of consents to assignments of Assumed Contracts and Assumed Capital Leases, agree with third parties to pay costs and expenses of such third parties in connection with the assignment of Assumed Contracts and Assumed Capital Leases hereunder, Seller and KCI jointly and severally shall indemnify and hold Buyer, First PRN, MEDIQ and any other Affiliate of MEDIQ harmless from and against all such costs and expenses of third parties who are parties to an Assumed Contract or an Assumed Capital Lease in connection with the assignment and assumption of the Assumed Contracts and Assumed Capital Leases in connection with the consummation of the transactions contemplated herein (but, in all cases other than with respect to the assignment and assumption of the Citicorp Lease, only to the extent such Assumed Contract or Assumed Capital Lease obligates Seller to pay such costs and expenses)."

                 (d) Clause (i) of the fourth sentence of Section 3.3(a) of the Asset Purchase Agreement is amended by changing "amount" to "amounts".

         5. Except as specifically amended hereby, the Asset Purchase Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed in all respects. The Asset Purchase Agreement and this





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Amendment shall be read, taken and construed as one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                   KINETIC CONCEPTS, INC.


                                   By: /s/ ROBERT A. WEHRMEYER
                                       Name: Robert A. Wehrmeyer
                                       Title: Senior Vice President

                                   KCI THERAPEUTIC SERVICES, INC.


                                   By: /s/ ROBERT A. WEHRMEYER
                                       Name: Robert A. Wehrmeyer
                                       Title: Vice President

                                   MEDIQ INCORPORATED


                                   By: /s/ MICHAEL F. SANDLER
                                       Name: Michael F. Sandler
                                       Title: Senior Vice President -- Finance

                                   PRN HOLDINGS, INC.


                                   By: /s/ MICHAEL F. SANDLER
                                       Name: Michael F. Sandler
                                       Title: Vice President

                                   MEDIQ/PRN LIFE SUPPORT
                                        SERVICES-I, INC.


                                   By: /s/ MICHAEL F. SANDLER
                                         Name: Michael F. Sandler
                                         Title: Vice President





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                                   EXHIBIT A




             Registrant believes that Exhibit A to Amendment No. 1 to the Asset Purchase Agreement is not material and contains confidential information and thus, such exhibit has not been filed herewith. Registrant agrees to supplementally furnish a copy of any such exhibit to the Commission upon request.